UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51173 (Commission File Number)	56-2020050 (IRS Employer Identification No.)

260 Littlefield Ave. South San Francisco, California (Address of principal executive offices)	94080 (Zip Code)

(650) 266–8674

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 20, 2016, Catalyst Biosciences, Inc. (the “Company”) entered into a Development and Manufacturing Agreement (the “Agreement”) with CMC ICOS Biologics, Inc. (“CMC”), pursuant to which CMC will conduct manufacturing development and, upon successful development of the manufacturing process, manufacture the Company’s next-generation FVIIa variant CB 813d that the Company intends to use in its clinical trials on a fee-for-services basis. The Company will own all intellectual property developed in such manufacturing development activities that are specifically related to CB 813d and will have a royalty free and perpetual license to use CMC’s intellectual property to the extent reasonably necessary to make CB 813d, including commercial manufacturing.

The Company has agreed to a total of $3.8 million in payments to CMC pursuant to the initial statement of work under the Agreement, subject to completion of applicable work stages. In the event that clinical manufacturing batches need to be cancelled or rescheduled, the Company would be obligated to pay for a portion of CMC’s manufacturing fees less certain fees that CMC is able to mitigate. The initial term of the agreement is ten years or, if later, until all stages under outstanding statements of work have been completed. Either party may terminate the Agreement in its entirety upon written notice of a material uncured breach or upon the other party’s bankruptcy, and the Company may terminate the agreement upon prior notice for any reason at all. In addition, each party may terminate the agreement in the event that the manufacturing development activities cannot be completed for technical or scientific reasons.

The Company issued a press release regarding the Agreement on May 24, 2016, which is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release regarding issued on May 24, 2016, by Catalyst Biosciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: May 26, 2016	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued on May 24, 2016, by Catalyst Biosciences, Inc.